UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

PCM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PCM, INC.

1940 E. Mariposa Avenue

El Segundo, CA 90245

Notice of Annual Meeting of Stockholders

To Be Held on July 25, 2013

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of PCM, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters, located at 1940 E. Mariposa Avenue, El Segundo, CA 90245 on Thursday, July 25, 2013 at 10:30 a.m. local time for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1. To elect the four nominees named in the accompanying proxy statement as directors of the Company to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To approve on an advisory basis the compensation of the Company’s named executive officers;

3. To propose on an advisory basis the frequency of future advisory votes on executive compensation;

4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on June 14, 2013 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the annual meeting, or at the office of the Secretary of the Company, 1940 E. Mariposa Avenue, El Segundo, CA 90245, for a period of ten days prior to the annual meeting.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2012, containing consolidated financial statements, is included with this mailing. Your attention is directed to the accompanying proxy statement for the text of the matters to be proposed at the meeting and further information regarding each proposal to be made.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on July 25, 2013:

The Company’s Annual Report for the fiscal year ended December 31, 2012 and the Proxy Statement for the Annual Meeting are available on our website at investor.pcm.com/proxy.

STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

By Order of the Board of Directors,

/s/ Frank F. Khulusi
Frank F. Khulusi
Chairman of the Board and
Chief Executive Officer

El Segundo, California

June 25, 2013

PCM, INC.

1940 E. Mariposa Avenue

El Segundo, CA 90245

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on July 25, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished by the Board of Directors of PCM, Inc., a Delaware corporation, in connection with the solicitation of proxies to be used at our annual meeting of stockholders to be held on Thursday, July 25, 2013 at 10:30 a.m. local time, at our headquarters, located at 1940 E. Mariposa Avenue, El Segundo, CA 90245, and at all adjournments thereof for the purposes described in this proxy statement and in the accompanying notice of annual meeting of stockholders. IF YOU SIGN AND RETURN A PROXY CARD BUT DO NOT INDICATE SPECIFIC CHOICES AS TO YOUR VOTE, YOUR PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT, IN FAVOR OF PROPOSALS 2 and 4, AND FOR “3 YEARS” FOR PROPOSAL 3.  This proxy statement and the notice of meeting and proxy are being mailed to stockholders on or about June 25, 2013.

The close of business on June 14, 2013 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. As of June 10, 2013, our outstanding voting securities consisted of 11,537,367 shares of common stock, par value $0.001 per share. On all matters which will come before the meeting, each stockholder is entitled to one vote for each share of common stock held on the record date.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by:

•                  delivering to our principal office a written notice of revocation;

•                  filing with us a duly executed proxy bearing a later date; or

•                  attending the meeting and voting in person.

The costs of this solicitation, including the expense of preparing and mailing proxy solicitation materials, will be borne by PCM. We will request brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of our common stock. We will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to beneficial owners. We may conduct further solicitation personally, telephonically or by facsimile or other electronic communication through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Voting

Record Holders.  If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by (i) using the Internet voting site or the toll-free telephone number listed on the proxy card, (ii) mail by completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided or (iii) attending the annual meeting and voting by ballot, as described below. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

At the commencement of the meeting, we will distribute a written ballot to any stockholder of record who attends the meeting and wishes to vote thereat in person. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

Beneficial Owners (Street Name Holders).  If a broker, trustee, nominee or similar organization holds your shares and you are a beneficial owner, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, trustee, nominee or similar organization will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting. Only that organization can sign a proxy card with respect to your shares. If you have not received a voting instruction form and voting instructions with these proxy materials from that organization, you are urged to contact the person(s) responsible for your account and give them instructions for how to complete a proxy representing your shares so that a proxy can be timely returned on your behalf. You are also invited to attend the meeting. However, because you are not a holder of record of our common stock, if you wish instead to vote your shares held in “street name” in person at the meeting, you must obtain a “legal proxy” from your broker, bank or other nominee.

Quorum and Votes Required

The presence of the holders of a majority of the shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the annual meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the meeting.  A broker “non-vote” occurs when a broker, trustee, nominee or similar organization holding shares for a beneficial owner does not vote on a particular proposal because the broker, trustee or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in respect of the approval of the election of directors (Proposal One). Proposals One is a “non-routine” matter and your broker cannot vote your shares in its discretion on your behalf on any “non-routine” matters. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote in Proposal One, no vote will be cast on your behalf. Brokers do not have discretionary authority to vote on Proposals Two or Three. Broker non-votes will be deemed shares not entitled to vote on Proposals Two or Three, will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals. The approval of Proposal Four is a routine proposal on which a broker or other nominee generally has discretionary authority to vote. Accordingly, no broker non-votes will likely result from Proposal Four.

The vote required for approval of each matter and the effect of abstentions and broker “non-votes” is set forth under the heading “Board Recommendation and Stockholder Vote Required” for each matter in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 10, 2013 by: (i) each of the executive officers listed in the Summary Compensation Table in this proxy statement (sometimes referred to herein as the “named executive officers”); (ii) each director; (iii) all of our current directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Percentage of ownership is based on an aggregate of 11,537,367 shares of our common stock outstanding on June 10, 2013. The table is based upon information provided by officers, directors and principal stockholders, as well as upon information contained in Schedules 13D and 13G filed with the SEC. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is: c/o PCM, Inc., 1940 E. Mariposa Avenue, El Segundo, CA 90245.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Jonathan L. Kimerling(1)	1,000,100		8.7%
Dimensional Fund Advisors LP(2)	854,208		7.4
Paradigm Capital Management, Inc.(3)	637,512		5.5
Amre A. Youness(4)	622,000		5.4
Perritt Capital Management, Inc.(5)	589,780		5.1

Directors and Named Executive Officers:
Frank F. Khulusi	2,663,080	(6)	22.0
Brandon H. LaVerne	166,888	(7)	1.4
Robert I. Newton	192,688	(8)	1.6
Simon M. Abuyounes	240,752	(9)	2.0
Oren J. Hartman	12,500	(10)	*
Thomas A. Maloof	94,250	(11)	*
Ronald B. Reck	69,716	(12)	*
Paul C. Heeschen	87,914	(13)	*
All current directors and executive officers as a group (9 persons)	3,685,476	(14)	28.3%

*	Less than 1%
(1)

Based on information contained in Schedule 13D/A filed on March 17, 2008 by Jonathan L. Kimerling and Four Leaf Management, LLC, Jonathan L. Kimerling has sole voting and dispositive power with respect to 1,000,100 shares of our common stock (includes all shares held by Mr. Kimerling in an investment retirement account and shares held as custodian on behalf of Joel Kimerling) and Four Leaf Management, LLC has sole voting and dispositive power with respect to 960,100 shares of our common stock. Mr. Kimerling is the sole managing member of Four Leaf Management LLC. The address for Mr. Kimerling and Four Leaf Management LLC is c/o Jonathan L. Kimerling, 2968 Cherokee Road, Birmingham, Alabama 35223.

(2)

Based on information contained in Schedule 13G/A filed on February 11, 2013 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 833,407 shares of our common stock and sole dispositive power with respect to 854,208 shares of our common stock. According to the Schedule 13G/A, Dimensional Fund Advisors LP furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, collectively known as the “Funds.” In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(3)

Based on information contained in Schedule 13G/A filed on February 12, 2013 by Paradigm Capital Management, Inc. Paradigm Capital Management, Inc. has sole voting and sole dispositive power with respect to 637,512 shares of our common stock. According to the Schedule 13G/A, Paradigm Capital Management, Inc. is the investment adviser to various advisory clients. The address for Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

(4)	The address for Mr. Youness is 310 North Lake Avenue, Pasadena, California 91101.

(5)

Based on information contained in Schedule 13G/A filed on February 11, 2013 by Perritt Capital Management, Inc. Perritt Capital Management, Inc. has sole voting and sole dispositive power with respect to 24,780 shares of our common stock and shared voting power with respect to 565,000 shares of our common stock. According to the Schedule 13G/A, Perritt Capital Management, Inc. is the investment adviser to Perritt MicroCap Opportunities Fund, Inc. and its sole series, Perritt MicroCap Opportunities Fund, and to Perritt Funds, Inc. and its sole series, Perritt Ultra MicoCap Fund. The address for Perritt Capital Management, Inc. is 300 South Wacker Drive, Suite 2880, Chicago, Illinois 60606.

(6)

Consists of 1,686,255 shares held by the Khulusi Family Revocable Trust dated November 3, 1993, 400,000 shares held by Frank F. Khulusi, and 576,825 shares underlying options which are presently vested or will vest within 60 days of June 10, 2013.

(7)	Includes 166,688 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2013.
(8)	Consists of 192,688 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2013.
(9)	Includes 222,688 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2013.
(10)	Consists of 12,500 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2013.
(11)	Includes 79,750 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2013.
(12)	Includes 33,750 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2013.
(13)	Includes 43,750 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2013.
(14)	This figure includes an aggregate of 1,486,327 shares issuable upon exercise of stock options which are presently vested or will vest within 60 days of June 10, 2013.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of four directors. At the annual meeting, four directors are to be elected to hold office until our next annual meeting of stockholders or until his successor is elected and qualified.

Our Board seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business, particularly the industries, end-markets and growth segments that our company serves. Each of our directors holds or has held senior executive positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, executive compensation, human resources and leadership development. A majority of our non-employee directors has experience serving on boards of directors and board committees of other public companies, and each of our directors has an understanding of corporate governance practices and trends. The Board also believes that each of our directors has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, diversity of experience, qualifications, skills and backgrounds, and the ability and commitment to devote significant time and energy to service on the Board and its committees. In addition to the above, our Board of Directors has also considered the specific experience described in the biographical details that follow in determining that such individuals should serve as a member of our Board of Directors.

Set forth below are the name, age and the positions and offices held for each of our directors as of June 25, 2013, his principal occupation, business experience and public company board service during the past five years, and the experience, qualifications, attributes or skills that qualify such person to serve as a director of our company. All of the persons listed below are now serving as members of our Board of Directors and have consented to serve as directors, if elected. The Board of Directors proposes for election the nominees listed below.

Name	Age	Position	Director Since
Frank F. Khulusi	46	Chairman of the Board and Chief Executive Officer	1987
Thomas A. Maloof(2)(3)	61	Director	1998
Ronald B. Reck(1)(2)(3)	64	Director	1999
Paul C. Heeschen(1)(2)(3)	56	Director	2006

(1)                 Member of our Compensation Committee.

(2)                 Member of our Audit Committee.

(3)                 Member of our Nominating and Corporate Governance Committee.

Biographical Information

Frank F. Khulusi is one of our co-founders and has served as our Chairman of the Board and Chief Executive Officer since our inception in 1987, served as President until July 1999, and resumed the office of President in March 2001 until March 2012. Mr. Khulusi attended the University of Southern California. Mr. Khulusi’s areas of relevant experience, qualifications, attributes or skills include extensive knowledge of the IT direct marketing and solutions industries, over 20 years of experience in leadership and growth of our company, extensive operations and financial experience, and experience with public company corporate governance.

Thomas A. Maloof has served as one of our directors since May 1998. He served as Chief Financial Officer of Hospitality Marketing Concepts from January 2001 to August 2005, and has been an independent consultant since August 2005. Mr. Maloof served as President of Perinatal Practice Management, Inc. from February 1998 to November 2000. From August 2004 through April 11, 2005, Mr. Maloof served on the board of directors of our former subsidiary, eCOST.com, Inc. (Nasdaq: ECST). Mr. Maloof also serves as a director for Farmer Brothers Coffee (Nasdaq: FARM) and The Ensign Group (Nasdaq: ENSG). Mr. Maloof’s areas of relevant experience, qualifications, attributes or skills include extensive knowledge of the IT direct marketing and solutions industries; outside board experience with Farmer Brothers and The Ensign Group (including service on the audit committees of both entities); public accounting and auditing experience; and  public company corporate governance, finance and financial reporting experience.

Ronald B. Reck has served as one of our directors since April 1999. Mr. Reck was employed by Applebee’s International from 1987 to 1997, serving most recently as Executive Vice President and Chief Administrative Officer. Since 1998, Mr. Reck has served as President and Chief Executive Officer of Joron Properties, LLC, a real estate company. Mr. Reck’s areas of relevant experience, qualifications, attributes or skills include extensive knowledge of the IT direct marketing and solutions industries; extensive experience as a private investor; senior leadership roles with operations experience in complex public and private companies; and public company corporate governance and financial reporting experience.

Paul C. Heeschen has served as one of our directors since February 2006. Mr. Heeschen has served as a member of the board of directors of Diedrich Coffee, Inc. since January 1996, was elected to serve as its chairman in February 2001 and served as its executive chairman from February 2010 to March 2010. Since 1995, Mr. Heeschen has been a principal of Heeschen & Associates, a private investment firm. Mr. Heeschen’s areas of relevant experience, qualifications, attributes or skills include extensive knowledge of the IT direct marketing and solutions industries; extensive experience as a private investor; senior leadership roles with operations experience in complex public and private companies; and  public company corporate governance, finance and financial reporting experience.

Board Recommendation and Stockholder Vote Required

A stockholder submitting a proxy may vote for all or any of the nominees for election to the Board of Directors or may withhold his or her vote from all or any of such nominees. Directors are elected by a plurality of votes. An abstention from voting on this matter by a stockholder, while included for purposes of calculating a quorum for the meeting, has no effect. In addition, although broker “non-votes” will be counted for purposes of attaining a quorum, they will have no effect on the vote. Should any nominee become unwilling or unable to serve if elected, the proxy agents named in the proxy will exercise their voting power in favor of such other person as our Board of Directors may recommend. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.  The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2012, the Board of Directors held four meetings. Each director attended 100% of the aggregate total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served.

Audit Committee

We have an Audit Committee established in accordance with applicable requirements of the Securities Exchange Act of 1934, as amended, currently consisting of Thomas A. Maloof, Paul C. Heeschen and Ronald B. Reck. The Audit Committee is appointed by the Board of Directors, which has adopted a charter directing the Audit Committee to oversee our accounting and financial reporting processes and the audits of our financial statements. A copy of the Audit Committee Charter is posted in the “Investor Relations” section of our website at www.pcmall.com. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm (including resolution of disagreements between management and the independent registered accounting firm regarding financial reporting). The Audit Committee held four meetings during the last fiscal year. The Board of Directors has determined that each current member of the Audit Committee meets the requirements of the applicable Securities and Exchange Commission rules, including Rule 10A-3(b) under the Exchange Act, is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards, and that Mr. Maloof and Mr. Heeschen qualify as Audit Committee financial experts as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee is appointed by the Board of Directors, which has adopted a charter directing the Compensation Committee to assist the board in discharging its responsibilities relating to compensation of our directors and executive officers. A copy of the Compensation Committee Charter is posted in the “Investor Relations” section of our website at www.pcmall.com. Ronald B. Reck and Paul C. Heeschen served as members of our Compensation Committee during the last fiscal year. All members of our Compensation Committee are independent as defined by Rule 5605(a)(2) of the Nasdaq listing standards. The Compensation Committee held four meetings during the last fiscal year. The Compensation Committee’s functions include reviewing with management cash and other compensation policies for employees, making recommendations to the Board of Directors regarding compensation matters and determining compensation for the Chief Executive Officer. In addition, the Compensation Committee administers our stock incentive plans and, within the terms of the respective stock incentive plan, determines the terms and conditions of issuances thereunder.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was formed in March 2011. Prior to its formation, as permitted by the Nasdaq listing standards, the nominating function was carried out by the independent members of our Board of Directors. The Nominating and Corporate Governance Committee is appointed by the Board of Directors, and a copy of the committee’s charter is posted in the “Investor Relations” section of our website at www.pcmall.com. The members of the Nominating and Corporate Governance Committee are Thomas A. Maloof, Paul C. Heeschen and Ronald B. Reck, all of whom are independent directors as defined by Rule 5605(a)(2) of the Nasdaq listing standards. The Nominating and Corporate Governance Committee held one during the last fiscal year. The Nominating and Corporate Governance Committee identifies and recommends prospective director candidates for election at each annual meeting and nominees to fill any board vacancies. The committee reviews with the Board, on an annual basis or more frequently as needed, our corporate governance guidelines and the Board’s committee structure and membership. When needed, the committee leads the search for qualified director candidates by defining the experiential background and qualifications for individual director searches and may engage third-party search firms to source potential candidates and coordinate the logistics of each search. The committee also has the power to engage outside advisors and counsel to assist the committee.

Corporate Governance Guidelines

Our Board of Directors has adopted a set of Corporate Governance Guidelines which address the role, composition, structure and functions of the Board. The Nominating and Governance Committee is responsible for periodically reviewing these Corporate Governance Guidelines and recommending any changes to the Board. Our Corporate Governance Guidelines are posted in the “Investor Relations” section of our website at www.pcm.com.

Director Nominations

The Nominating and Corporate Governance Committee has adopted a policy which sets forth the procedures for identifying and evaluating candidates for the Board of Directors. The policy included as an exhibit to the Nominating and Corporate Governance Committee Charter, which is posted in the “Investor Relations” section of our website at www.pcm.com. The policy provides that the committee will consider candidates that may be recommended for consideration by our stockholders, provided the information regarding director candidates recommended by our stockholders is submitted in compliance with the policy and other information reasonably requested by us within the timeframe prescribed in Rule 14a-8 of Regulation 14A under the Exchange Act and other applicable rules and regulations, including our bylaws. Such director candidate recommendation materials are required to be sent to our Corporate Secretary by writing c/o Corporate Secretary, PCM, Inc., 1940 E. Mariposa Avenue, El Segundo, CA 90245. There are no specific minimum qualifications that the committee requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more of our directors to possess, other than as are necessary to meet any requirements under rules and regulations applicable to us. The committee considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors.

The committee considers director candidates that are suggested by members of the Board of Directors, as well as by management and stockholders. The committee may also retain a third-party executive search firm to identify candidates. The process by which the committee identifies and evaluates nominees for director, including nominees recommended by stockholders, involves (with or without the assistance of a retained search firm) compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing and presenting to the full Board of Directors an analysis with regard to particular recommended candidates. During the search process, the committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long-term interest of our stockholders and contribute to our overall corporate goals. In addition, although we do not have a formal policy regarding the consideration of diversity in identifying and evaluating potential director candidates, the committee will consider diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity and age), skills and experience, qualifications and background of current and prospective directors’ diversity as one factor in identifying and evaluating potential director candidates, so that the Board, as a whole, will possess what the Board believes are the appropriate skills, talent, expertise and backgrounds necessary to oversee our company’s business.

Director Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all of the relevant transactions or relationships between each director (and his family members) and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that each of Mr. Maloof, Mr. Heeschen and Mr. Reck is “independent” within the meaning of the applicable Nasdaq listing standards.

Each member of our Board of Directors serving on our Audit, Compensation and Nominating and Corporate Governance committees is “independent” within the meaning of the applicable Nasdaq listing standards.

Board Leadership Structure

The Board does not have a policy on whether or not the role of the Chief Executive Officer and Chairman of the Board should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. The Board has determined that the role of Chairman of the Board (held by Mr. Khulusi) need not be separated from the role of Chief Executive Officer at this time because it believes that this currently provides the most efficient and effective leadership model for our company. The Board believes that combining the Chairman and Chief Executive Officer positions is the most effective leadership structure for our company given the size of our Board and Mr. Khulusi’s role in founding our company, his extensive knowledge of our business and industry, his ability to formulate and implement strategic initiatives and his extensive contact with and knowledge of our vendors and customers. As Chief Executive Officer, Mr. Khulusi is intimately involved in our day-to-day operations and is thus in a position to elevate the most critical business issues for consideration by the Board. The Board has not appointed a lead independent director. Currently, the Board consists of four directors, three of whom are independent, namely Messrs. Maloof, Heeschen and Reck. Due to the size of the Board, all of the independent directors are able to closely monitor the activities of our company and meet regularly in executive sessions without management to discuss the development and strategy of our company. These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chief Executive Officer. Therefore, the Board has determined that a lead independent director is not necessary at this time. To the extent the composition of the Board changes and/or grows in the future, the Board of Directors may reevaluate the need for a lead independent director.

Board of Directors’ Role in Risk Oversight

The Board as a whole has ultimate responsibility for our company’s risk oversight function. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk-management issues. Financial risks are overseen by the Audit Committee, which meets with management to review our company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee. Members of our senior management team regularly report to the full Board regarding their areas of responsibility and a component of these reports is risk within the area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks is conducted as needed or as requested by the Board or its committees.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics, including any amendments to, or waivers from such code, is posted in the “Investor Relations” section of our website at www.pcm.com. We will provide a copy of our Code of Business Conduct and Ethics to any person, without charge, upon receipt of a written request directed to our Corporate Secretary at our principal executive offices.

Director Compensation (2012)

The following table provides information regarding the compensation earned for services performed for us as a director by each member of our board of directors, other than directors who are also named executive officers, during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	Total
Thomas A. Maloof	$54,500	$35,534	$90,034
Ronald B. Reck	51,750	35,534	87,284
Paul C. Heeschen	44,500	35,534	80,034

(1)

Represents the aggregate grant date fair value of stock and option awards, valued in accordance with FASB ASC 718 (formerly SFAS 123R), awarded to each of the directors during the 2012 fiscal year. For a detailed discussion of the assumptions made in the valuation of stock and option awards, please see Notes 2 and 3 of our Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)

In 2012, each of our non-employee directors was awarded options to purchase 10,000 shares of our common stock. Each of our non-employee directors had the following aggregate number of option awards outstanding as of December 31, 2012: Mr. Maloof —86,000, Mr. Reck — 40,000 and Mr. Heeschen — 50,000; and vested as of December 31, 2012: Mr. Maloof —74,750, Mr. Reck — 28,750 and Mr. Heeschen — 38,750.

During 2012, we paid each director who is not employed by us or any of our affiliates a quarterly retainer of $7,000, plus $2,500 for each regular board meeting attended in person or telephonically, $1,000 for each special board meeting attended in person or telephonically, and $1,000 for each committee meeting attended in person or telephonically. We also paid the chairperson of the Audit Committee of our Board of Directors an additional quarterly retainer of $3,125 for serving in such capacity. We also paid the chairperson of the Compensation Committee of our Board of Directors an additional quarterly retainer of $1,250 for serving in such capacity. Effective June 1, 2013, the Board’s cash compensation was revised such that non-employee members of the Board will receive an annual Board retainer of $50,000, plus an annual retainer of $5,000 for service on each committee of the Board on which he or she serves. The chairman of each of our audit and compensation committees will also receive an additional annual retainer of $15,000 and $7,500, respectively.

Directors who are employed by us or any of our affiliates are not paid any additional compensation for their service on our board of directors. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with attending board or committee meetings. We have entered into indemnification agreements with each of our directors, a form of which has been filed as an exhibit to our periodic reports filed with the Securities and Exchange Commission.

Our directors are also eligible to participate in our equity incentive plans, which are administered by our Compensation Committee under authority delegated by our board of directors. The terms and conditions of option and stock bonus grants to our non-employee directors under our equity incentive plans are and will be determined in the discretion of our Compensation Committee, consistent with the terms of the applicable plan.

On June 25, 2012, our Compensation Committee approved and granted, under our 2012 Equity Incentive Plan, options to purchase 10,000 shares of our common stock to each of our non-employee members of the board for a total award of 30,000 stock option awards. The stock option awards each vest quarterly in equal amounts over a two year period from the date of grant. We valued the stock option award at fair value in accordance with ASC 718 as of the grant date. See footnotes 1 and 2 in the table above for more information.

Annual Meeting Attendance

We have a adopted a policy for attendance by the Board of Directors at our annual stockholder meetings which encourages directors, if practicable and time permitting, to attend our annual stockholder meetings, either in person, by telephone or by other similar means of live communication (including video conference or webcast). All four of our directors attended our 2012 Annual Meeting of Stockholders.

Communications with Directors

Stockholders may communicate with the Board of Directors or one or more individual members of the Board of Directors by writing c/o Corporate Secretary, PCM, Inc., 1940 E. Mariposa Avenue, El Segundo, CA 90245. Communications received from stockholders are forwarded directly to the Board of Directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has authorized the Corporate Secretary, in his discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the Board of Directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Principles

The Compensation Committee of our Board of Directors establishes our executive compensation philosophy and principles and oversees our executive compensation programs. The following are the primary principles of our executive compensation programs, which together constitute our executive compensation philosophy:

•              link executive compensation to the creation of stockholder value;

•              reward contributions of executive officers that enhance our specific business goals; and

•              attract, retain and motivate high quality individuals.

Our executive compensation programs have been designed and adopted by the Compensation Committee in an effort to implement the above principles. The key elements of our executive compensation program include base salary, quarterly bonuses, stock incentive awards, health and welfare benefits, and other perquisites. The discussion below describes each of the key elements of our executive compensation for the fiscal year ended December 31, 2012.

Executive Compensation Process

In establishing compensation, our Compensation Committee, among other things:

•              reviews the performance of our executive officers and each of the components of their compensation;

•              evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•              administers our stock and bonus plans and, within the terms of these plans, determines the terms and conditions of the awards under these plans.

Our annual process of determining overall compensation for named executive officers (other than our Chief Executive Officer) begins with recommendations made by our Chief Executive Officer to our Compensation Committee. In making his recommendation, our Chief Executive Officer considers a number of factors, including the functional role of the position, the level of the individual’s responsibility, the individual’s long-term commitment to our company, the demand and scarcity of individuals with similar skills, knowledge and industry expertise, the seniority of the individual and our Chief Executive Officer’s understandings and beliefs of retention and motivational requirements for each such executive. After considering the input and recommendations of our Chief Executive Officer and any input of an independent compensation consultant that may from time to time be engaged by the Committee, our Compensation Committee makes the final determination of compensation for our named executive officers.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, as well as the input of any independent compensation consultant, and sets the Chief Executive Officer’s compensation based on this evaluation. While our Chief Executive Officer submits recommendations to the Compensation Committee regarding his own proposed compensation levels, the Committee retains the sole authority to determine the compensation of our Chief Executive Officer based on its evaluation of the factors described below under “Total Compensation for Executive Officers.”

Our Compensation Committee uses its judgment and experience and works closely with our named executive officers to determine the appropriate mix of compensation for each individual. Our Compensation Committee historically has not used tally sheets, internal pay equity studies, accumulated wealth analyses, equity retention policies, benchmarking or similar tools in assisting with compensation determinations for our named executive officers. The Committee uses its judgment and discretion in determining the amount of base salary for executive officers and does not target a particular benchmark in relation to salary ranges at other companies. Instead, base salary is used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers, taking into account competitive market compensation paid by other companies for similar positions. The Compensation Committee believes that long-term performance is achieved through the use of stock-based awards and has historically awarded stock options to our named executive officers.

In April 2010, the Compensation Committee engaged Towers Watson, a nationally recognized compensation consulting firm, to advise the Committee on our executive compensation programs and to conduct an independent competitive assessment of our director and executive officer compensation in an effort to ensure that such compensation levels and practices satisfy our compensation philosophies and principles and are established in part based upon consideration of objective market compensation data. . The object of Towers Watson’s 2010 engagement was to ensure that our compensation levels and practices were designed to support long-term growth and success, reflect best practices and address the needs of our company, employees and stockholders, and to update prior assessments using more recent market data. In connection with its engagement by the Committee, Towers Watson was instructed to perform the following assignments:

•              provide an assessment of our total direct compensation (base salary, short-term incentive and long-term incentive) for executive level positions;

•              provide advice on competitive compensation practices and executive compensation issues and trends;

•              provide independent recommendations to the Committee on Chief Executive Officer compensation; and

•              provide a review and assessment of the Company’s overall compensation program design, including short-term and long-term incentive practices.

Towers Watson presented its recommendations with respect to our Chief Executive Officer directly to the Compensation Committee, without the participation of the Chief Executive Officer. The other recommendations of Towers Watson were provided to the Compensation Committee and our Chief Executive Officer with input from our human resources personnel, who worked directly with Towers Watson on the assignment. The reports were discussed by the Committee at regularly scheduled meetings of the Committee during the second and third quarters of 2010. These reports, together with input to the Committee from our Chief Executive Officer regarding incentive and retention of our other executive officers were considered by the Committee in establishing each of the components of executive compensation for fiscal year 2010 and again for 2011 and 2012.

Beginning in the fourth quarter of 2012 and continuing in the first quarter of 2013, the Compensation Committee held several meetings to consider the process for establishing director and executive officer compensation programs for fiscal 2013. As a result of these meetings, in April 2013, the Compensation Committee determined it was advisable to again engage Towers Watson to advise the Committee on our director and executive compensation programs consistent with prior engagements. The Compensation Committee  considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Towers Watson. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by the work performed or to be performed by Towers Watson.

In May 2013, Towers Watson presented to the Compensation Committee and full Board its analysis and recommendations with respect to our director and executive officer compensation. The Committee and the Board considered the Towers Watson report, together with information provided by our human resources personnel who worked directly with Towers Watson on the assignment. These reports and information, together with further input to the Committee and Board from our Chief Executive Officer regarding incentive and retention of our executive officers, were then considered by the Committee and the Board in establishing each of the components of director and executive compensation for fiscal year 2013, which was recommended by the Committee and approved by the Board in May 2013.

Total Compensation of Executive Officers

Our executive compensation programs consist primarily of (i) base salary, (ii) short-term incentive compensation in the form of quarterly or annual cash bonuses and (iii) long-term incentive compensation in the form of stock options and restricted stock units. We also provide our executive officers with other benefits, including certain perquisites and severance and change of control agreements discussed in more detail below. Each of these components of executive compensation has been provided to satisfy our compensation philosophy and principles after review of market executive compensation data provided by an independent compensation consultant engaged by the Compensation Committee and, for executives other than the Chief Executive Officer, based in part on qualitative input and recommendations made to the Compensation Committee by our Chief Executive Officer. For the 2012 fiscal year, each of our executive officers received cash compensation in the form of an annual base salary and cash bonuses, and each also received long-term incentive compensation in the form of stock option grants. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation other than its determination that the total compensation and each component of compensation provided to each executive officer in 2012 was within the range of total compensation and the range of each component of compensation paid to similarly situated executive officers in the reviewed data.

In determining the compensation for our Chief Executive Officer, in addition to the applicable factors set forth below, the Compensation Committee also took into consideration the record of his leadership and vision since our company’s inception in 1987; his close identification with us by our employees and vendors, the financial community and the general public; and the recognition by the Compensation Committee and others in our industry of the importance of his leadership to our continued success.

Please refer to the tables under the section entitled “Executive Compensation” below for a detailed presentation of the specific compensation earned by each of our named executive officers in the 2012 fiscal year.

In assessing the competitiveness of our executive compensation for 2012, our Compensation Committee reviewed, together with other market compensation data, reports from Towers Watson, which developed comparable market compensation data using 2009/2010 proprietary market databases and surveys, and public proxy data reported for the year ended December 31, 2008, for direct competitors as well as selected retail and technology industry peers. The peer group used in determining 2012 compensation included the following direct competitors and other peers in the retail and technology industries:

Direct Peers:  GSI Commerce, Inc., GTSI Corp., Insight Enterprises, Inc., PC Connection, Inc. and Systemax, Inc.

Other Peers:  Agilysys, Inc., drugstore.com, NETGEAR, Inc., Netflix, Inc., NutriSystems, Inc., Orbitz Worldwide, Inc., Plantronics, Inc., Polycom, Inc., Richardson Electronics, Ltd., ScanSource, Inc., TESSCO Technologies, Inc. and 1-800-FLOWERS.com, Inc.

We included our direct competitors and other retail companies because we competed with them for business, as well as talent. We included leading national technology companies because they had a large influence on industry compensation practices. The retail and technology peer companies were included based on the advice of Towers Watson. Survey data used in the report referenced for 2012 compensation were collected from Towers Watson’s 2009/2010 Retail/Wholesale Industry Executive Compensation Database for companies with revenues between $500 million and $2,499 million and the 2009 US Mercer Benchmark Database - Retail and Wholesale for companies with revenues between $1 billion and $3 billion. Survey data was updated to May 2010 using a three percent annual aging factor. These surveys were organized by job title and scope of responsibility for each of our named executive officers. Survey data and proxy data were combined to develop market competitive pay rates.

The Compensation Committee used the above described reports provided by Towers Watson in establishing 2012 compensation, together with other market compensation data, which included updated compensation data from proxy statements filed by the peer companies in 2011, and compensation data from a licensed third party compensation database for companies in the retail/wholesale industry located in the Los Angeles Metro geography with annual revenues of $1 billion to $3 billion. This data was used by the Compensation Committee to confirm that the total compensation and each component of compensation provided to our named executive officers was within the range of total compensation and each component of compensation paid to similarly situated officers in the peer group. While the Compensation Committee utilized this peer group and other data (including the base salary survey data discussed below under “Base Salaries”) as a general guideline, it did not specifically benchmark total compensation or any compensation component against the companies included in the survey data.

In setting the total compensation levels and each component of our executive compensation program for 2012, the Compensation Committee reviewed and considered the comparative peer group data as described above, as well as the qualitative input from the Chief Executive Officer regarding retention and incentive requirements (for executive officers other than the Chief Executive Officer). The Committee determined that the total compensation and each component of compensation to be provided to each executive officer in 2012 was within the range of total compensation and the range of each component of compensation paid to similarly situated executive officers in the reviewed data. However, the Compensation Committee did not establish any specific peer group comparative percentile targets or relative percentages of total compensation that any component of compensation should represent for any of our executives.

Base Salaries

The base salaries we provide to our executive officers are intended as compensation for each executive officer’s ongoing contributions to the performance of the operational area(s) for which he or she is responsible. In keeping with our compensation philosophy to attract and retain high quality individuals, executive officer base salaries have been set at levels which the Compensation Committee believes are competitive with base salaries paid to executive officers of the peer companies described above and with the Los Angeles market for executives of publicly traded companies having approximately similar revenues and number of employees to those of PCM. The Committee used market survey data for general background purposes to determine whether our executive compensation levels were substantially higher or lower than those of companies within the geographic market in which we compete for qualified executives. However, as described above, the Compensation Committee does not specifically benchmark base salaries of our executive officers against those of the companies included in the market data reviewed by the Committee. For executive officers other than our Chief Executive Officer, base salaries also were established in part after consideration of qualitative input from our Chief Executive Officer about retention and incentive considerations after his discussions with individual executive officers.

The base salaries of our executive officers are reviewed annually and adjusted from time to time from the original amounts provided in employment agreements to recognize individual performance, promotions, competitive compensation levels, retention and incentive considerations and other qualitative factors. In addition to adjustments made for competitive, retention and incentive reasons, the Committee has periodically adjusted executive officer base salaries based on its assessment of each executive’s performance and history with us and our overall budgetary considerations for salary increases. Based in part on the reports provided to the Committee by the independent compensation consulting firm and other data reviewed by the Committee, the base salaries for our named executive officers were increased effective March 27, 2011 as described in our Compensation Discussion and Analysis for the 2011 fiscal year and remain the same for fiscal year 2012. Base salary rates for certain of our executive officers described below but not including our Chief Executive Officer were most recently further increased in May 2013.  No further changes were made to the base salary rates of any of our executive officers for fiscal year 2012 who were named executive officers in fiscal year 2011. Each of Oren Hartman, Executive Vice President Corporate Sales, and Simon Abuyounes, President of our PCM Logistics subsidiary, first became named executive officers in 2012 and each had an annual base salary rate in 2012 of $317,500.

Short-Term Incentive Compensation

In March 2012, our Compensation Committee adopted our 2012 executive bonus plan to replace our 2011 bonus plan.  Each of the below described  named executive officers  generally was eligible to participate in our 2012 executive bonus plan, except that our General Counsel was eligible for bonus payments in accordance with his employment agreement and therefore did not participate in our 2012 executive bonus plan and Oren Hartman, our Executive Vice President of Corporate Sales, joined the Company in December 2012 and  received a guaranteed bonus of $10,000 for the fourth quarter of 2012 in accordance with his employment agreement. Mr. Hartman is expected to participate in an executive bonus plan and will receive a guaranteed minimum bonus of $60,000 for 2013. The 2012 executive bonus plan was designed to award annual cash bonuses to eligible officers only in the event we achieved annual financial goals for fiscal year 2012. The plan was intended to reward and motivate our executives and to align the interests of management with our stated objectives to focus on our profitability and increase shareholder value.

The following named executive officers participated in the 2012 executive bonus plan, with applicable 2012 annual incentive targets under the plan indicated as a percentage of their respective base salary as follows: Mr. Khulusi, Chairman of the Board, Chief Executive Officer and President, 50% of base salary; Brandon H. LaVerne, Chief Financial Officer, 40% of base salary; and Simon Abuyounes, President of our PCM Logistics subsidiary, 26.8% of base salary under the quantitative provision of the plan described below, and an additional 13.2% of base salary under qualitative measures which were determined by our Chief Executive Officer. The qualitative and quantitative provisions of the plan applicable to Mr. Abuyounes provided for a total annual incentive target equal to 40% of his base salary.

The 2012 executive quantitative bonus plan provided that it could have been funded at the above described amounts if the Company achieved 100% of a target of EBITDA for the 2012 calendar year. EBITDA was defined under the plan as earnings before interest, taxes, depreciation and amortization, subject to adjustment for non-recurring special charges, if any, to be excluded from the calculation of EBITDA in the discretion of the Compensation Committee, including but not limited to non-cash adjustments such as goodwill and intangible asset adjustments, material unforeseen litigation and restructuring and related costs. Such adjustments were intended to allow the Committee to exclude expenses that it may determine do not allow for a fair comparison of performance in the applicable period or expenses that it may have determined were not in the control of the eligible executives. Under the 2012 plan, the Compensation Committee retained discretion to award less than the full amount of the bonuses permitted under the quantitative calculation of the plan, as well as discretion to make the above described adjustments to EBITDA. Historically, under prior plans with similar provisions, excluded items have included litigation settlement charges and goodwill impairment charges. In determining bonus amounts payable for the 2012 fiscal year the following items were excluded: restructuring and related costs and a software loss contingency in the amounts set forth below:

Reported 2012 Operating Profit	$12,584
Add: Depreciation and amortization expense	12,496
Software loss contingency	500
Restructuring and related costs	2,024
2012 EBITDA under the plan, as adjusted	$27,604

The plan also had a minimum EBITDA for any quantitative incentive bonuses to be paid under the plan and contained incentive bonus decelerators based on performance below the performance target. If the company’s performance was below the performance target, but was at least 90% of the performance target, the incentive bonuses could have been reduced by a percentage of the incentive bonus target equal to two times the percentage points by which EBITDA fell below the performance target. For example, if the company achieved 90% of the performance target, incentive bonuses under the plan could have been funded at 80% of the target incentive bonus amounts described above.

Additional decelerators applied if the company’s performance was between 80% and 90% of the performance target.  In such event, in addition to the first decelerator described above for performance between 90% and 100% of the performance target, the incentive bonus amounts could have been further decreased by an additional eight times the percentage points by which EBITDA fell below 90% of the performance target. For example, if the company achieved 85% of the performance target, incentive bonuses under the plan could have been funded at 40% of the incentive bonus amounts described above. If the company achieved less than 80% of the performance target, the plan would not have been funded, and no incentive bonuses would have been paid under the plan.

The plan also contained accelerators under which the incentive bonus amounts could have exceed the above described target incentive bonus amounts. If the company’s performance was between 100% and 110% of the performance target, the incentive bonuses could have been increased at a rate of two times the percentage points by which EBITDA exceeded 100% of the performance target. For example, if the company achieved 110% of the performance target, the incentive bonuses could have been paid at 120% of the above described incentive bonus target amounts under the plan.

Additional accelerators were also available if the company’s performance was between 111% and 120% of the performance target. In such event, in addition to the first accelerator described above for performance between 100% and 110% of the performance target, the incentive bonus amounts could have been further increased by an additional four times the percentage points by which the performance target exceeded 110%. For example, if the company achieved 120% of the performance target, the plan could have been funded and incentive bonuses paid at 160% of the above described incentive bonus target amounts.

Further accelerators were available if the company’s performance was between 121% and 127% of the performance target.  In such event, in addition to the two accelerators described above for performance between 100% and 120% of the performance target, the incentive bonus amounts could have been further increased by an additional six times the percentage points by which the performance target exceeded 120%. For example, if the company achieved 125% of the performance target, the plan could have been funded and incentive bonuses paid at 190% of the above described incentive bonus target amounts, with a maximum funding of 202% of the incentive bonus targets. If the company achieved 127% or more of the performance target, the plan could have been funded and incentive bonuses paid at 202% of the above described incentive bonus target amounts.

Under the 2012 executive bonus plan, the Company achieved 86% of the 2012 annual EBITDA target, as adjusted, resulting in payouts to each of the participating executives equal to 48% of each of their eligible quantitative incentive bonus target under the plan. Additionally, based on the recommendation of our Chief Executive Officer, the Compensation Committee awarded Mr. Abuyounes 100% of the qualitative provisions of the plan applicable to Mr. Abuyounes.

The following table shows the 100% payout targets for each component of the 2012 executive bonus plan for each of our named executive officers participating in the executive bonus plan for such periods, together with the actual bonus amounts awarded for such periods under the plan:

Plan Participant	2012 EBITDA, as adjusted	Target EBITDA	Quantitative Bonus at 100% Achievement	Awarded Quantitative Bonus at 86% Achievement	Qualitative Bonus Payments		Total Incentive Plan Bonus Payments
Frank F. Khulusi	$27,604,000	$32,000,000	$416,500	$199,920	$—		$199,920
Brandon H. LaVerne	27,604,000	32,000,000	127,000	60,960	—		60,960
Simon Abuyounes	27,604,000	32,000,000	85,090	40,843	41,910	(1)	82,753

(1)         Mr. Abuyounes received 100% of his qualitative incentive target bonus amount.

The Committee allocated available amounts under the plan to eligible executive officers based on maximum annual fixed percentages for each officer. The Compensation Committee had the authority under the plan to amend the percentage participation and additional cash bonus amounts from time to time in its sole discretion. In addition, the Compensation Committee had the discretion to reduce the amounts that would have otherwise been payable to any participant for any period (including a complete elimination of all amounts identified under the tables above for the period). Any such reductions could have been based on quantitative or qualitative factors determined in the discretion of the Compensation Committee. Reductions in the maximum amounts paid to individual named executive officers have generally been made based on qualitative recommendations from our Chief Executive Officer (for executives other than the Chief Executive Officer). No such qualitative adjustments were made under the 2012 annual bonus plan.

In establishing the 2012 executive bonus plan, the Compensation Committee considered data and analysis contained in the reports provided to the Committee by the independent compensation consulting firm, and our internal human resources department, together with qualitative input and recommendations of our Chief Executive Officer and historic participation of the executive officers in the executive bonus plans. Based on this data and analysis, the Committee determined that the amounts payable to the named executive officers in accordance with the executive bonus plan for 2012 would allow for a total cash compensation for each such officer within the peer group range for total cash compensation.

The bonus of $127,500 earned by our General Counsel, Mr. Newton, for 2012 was provided in accordance with his employment agreement, as such amount has been adjusted from time to time by the Compensation Committee in its discretion. The total amount of bonus provided to Mr. Newton was based in part upon the Committee’s review of the total cash compensation data relative to the peer group provided in the reports to the Compensation Committee from the independent compensation consulting firm and from our internal human resources department and in part upon the recommendation of our Chief Executive Officer after a qualitative evaluation of Mr. Newton’s contributions to our company, his experience and the performance of our company. In addition to Mr. Newton’s bonus which was paid based on qualitative assessments described above, the Compensation Committee approved a discretionary bonus outside of the 2012 executive bonus plan described above for Mr. LaVerne of $22,000 based on the recommendation of Mr. Khulusi after consideration of multiple contributions to the Company made by Mr. LaVerne.

Long-Term Incentive Compensation

Our long-term incentive compensation has historically consisted of stock option grants and restricted stock units, which have been awarded under our equity incentive plans and administered by the Compensation Committee. We have made periodic grants of stock options or restricted stock units to executives for the purpose of aligning their long-term motivations with the interests of our stockholders and in consideration of the fact that we offer no other significant long-term, deferred or retirement compensation to our executive officers.

The Compensation Committee is not tied to any particular process or formula to determine the size of the long-term incentive awards granted to our named executive officers. Consequently, the Committee uses its discretion to grant equity awards and may consider the various factors discussed below. In fiscal 2012, to determine the size of the equity awards for our named executive officers, the Committee first reviewed our Chief Executive Officer’s recommendations for options to be granted during fiscal 2012 to our executive officers other than the Chief Executive Officer. In each case, the Committee then made determinations of the specific amounts and terms of options to be granted to each executive officer, including our Chief Executive Officer, based on its subjective consideration of the recommendations of the Chief Executive Officer, historical grant information, the Committee’s views of comparative compensation data provided to the Committee by Towers Watson in its August 2010 report, retention and motivational factors, corporate performance, individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition and the market price of our common stock.

Stock options have historically generally been granted to our executive officers based on a subjective and market-based evaluation by the Compensation Committee (based in part upon recommendations from our Chief Executive Officer with respect to executive officers other than the Chief Executive Officer) of a recipient’s contributions and continuing value to us and the performance of his or her respective operational areas of responsibility. Compensation previously realized by our executive officers from the exercise of vested options historically has not been considered by our Compensation Committee when giving new equity awards but may be considered when making future grants.

In determining what long-term incentive programs to offer our executive officers, the Compensation Committee considers the impact of ASC 718 (formerly SFAS 123R “Share-Based Payment”) which requires us to expense the compensation costs related to stock option awards ratably over their vesting periods.

From time to time, our Compensation Committee evaluates the structure of our long-term incentive programs and may make modifications to these programs to reflect our changing needs and our need to attract, retain and motivate our executive officers. These changes may be based, in part, on market conditions and the compensation programs of our competitors. As new long-term incentive instruments are developed and the tax and accounting treatment of various instruments are subject to change over time, management and the Compensation Committee regularly review our compensation programs to determine whether these programs are accomplishing our goals in a cost-effective manner.

The final compensation reports of Towers Watson provided to the Compensation Committee in August of 2010 included long-term, non-cash incentive compensation market competitive data and analysis which was reviewed and considered by the Committee in determining the 2012 stock option grants to executives. This data and analysis contemplated the annualized expected value of option grants ultimately provided to our executive officers in 2012 relative to long-term, non-cash incentive compensation provided to peer group executives. The value of each grant also was analyzed for its effect on total compensation, representing the long-term, non-cash component of our executive compensation. The Committee determined that the level of each grant in 2012 to each of our executive officers was within the range of annual long-term, non-cash incentive compensation relative to the considered peer groups for each executive officer and further determined that the level of each grant in 2012 to each executive officer when considered together with the total cash compensation for 2012 placed the level of 2012 total compensation for each executive officer within the market range.

Changes to Executive Compensation for 2013

On May 20, 2013, in connection with its periodic review of executive compensation, the Committee and Board approved increases in the 2013 base salary rates for each of Messrs. LaVerne, Newton and Abuyounes, to $346,330, $342,900 and $333,375, respectively, effective as of May 20, 2013.  The Committee made no changes to the base salary rates of our Chief Executive Officer, Frank Khulusi, or to Mr. Hartman.

The Committee and Board also approved the new 2013 Executive Incentive Plan (the “2013 Plan”) at the May 20, 2013 meeting. Under the 2013 Plan, bonus amounts for 2013 will be based upon three performance objectives, weighted differently for each executive eligible to participate in the 2013 Plan: (1) attainment of a target consolidated EBITDA (the “Consolidated Target”), (2) attainment of a target commercial segment EBITDA (the “Commercial Target”), and (3) attainment of individual qualitative targets (the “Qualitative Target”). EBITDA is defined under the 2013 Plan as earnings before interest, taxes, depreciation and amortization on either a consolidated basis or for our commercial segment (as applicable), and adjusted for non-recurring special charges, if any, to be excluded from the calculation of EBITDA in the discretion of the Committee, including but not limited to non-cash adjustments such as goodwill and intangible asset adjustments, material unforeseen litigation and restructuring and related costs.

The 2013 Plan will be funded at an individual target amount for each participant if the Company achieves 100% of the Consolidated Target and Commercial Target (as applicable) for the 2013 calendar year. The 2013 Plan also has a minimum EBITDA for any quantitative incentive bonus to be paid under the 2013 Plan and contains incentive bonus decelerators based on performance below the respective quantitative performance target, with a threshold set at 80% of target, or the prior year comparable amount, whichever is higher. Quantitative incentive bonuses will be paid at 50% of the incentive target if the Company’s performance equals the minimum target threshold for payment of the quantitative bonus amounts.  If the Company’s performance (on a consolidated or segment basis, as applicable) falls below the threshold, no quantitative incentive bonuses will be earned.

The 2013 Plan also contains accelerators under which the incentive bonus amounts can exceed the above described target incentive bonus amounts, with the maximum incentive bonus amount equal to 200% of target incentive bonus amounts, which will be paid if the Company’s performance (on a consolidated or segment basis, as applicable) equals or exceeds 125% of the respective performance target. The 2013 Plan further generally allows for 50% of the annual incentive bonus targets to be paid in non-recoverable quarterly increments based on quarterly targets that make up components of the respective annual targets.

Messrs. LaVerne, Newton and Abuyounes each have certain individual qualitative targets under the 2013 Plan that are tailored for his respective responsibilities to the Company based on recommendations made by our Chief Executive Officer and approved by the Committee and are paid quarterly or annually in the discretion of the Committee. These qualitative targets make up 33% of total bonus opportunity for each of Messrs. LaVerne and Abuyounes and 100% of the bonus opportunity for Mr. Newton.

The total bonus opportunity for the participating executive officers under the 2013 Plan equals 40% of base salary for each of Messrs. LaVerne, Newton and Abuyounes and 37.8% of base salary for Mr. Hartman. The amount of the available bonus for Mr. Khulusi was unchanged by the Compensation Committee and remains at 50% of his base salary, which remained unchanged from his 2012 base salary rate. The Committee determined at the May 20, 2013 meeting to continue to evaluate the appropriate amount of bonus opportunity for Mr. Khulusi and may determine to further change such amount at a future date.

All amounts funded under the 2013 Plan may be increased or reduced for each executive officer at the sole discretion of the Committee based upon qualitative or quantitative factors which the Committee may deem appropriate from time to time. In addition to participation in the 2013 Plan, all of our executive officers are eligible for additional discretionary bonuses for fiscal year 2013 as determined from time to time by the Committee. No bonus is earned until it is paid under any of these plans. Therefore, in the event the employment of an executive eligible under these plans is terminated (either by the company or by the eligible executive, whether voluntarily or involuntarily) before a bonus is paid, the executive will not be deemed to have earned that bonus and will not be entitled to any portion of that bonus.

Timing, Pricing and Terms of Stock Option Awards

We have generally considered option grants to our executive officers at regularly scheduled meetings of the Compensation Committee. Formal approval of stock option grants is obtained on the date of grant. We do not have, and do not intend to have, any program, plan or practice to time the grant of stock options in coordination with the release of material non-public information. We also do not have, and do not intend to have, any program, plan or practice to time the release of material non-public information for the purpose of affecting the value to executive compensation. The exercise price for stock options we have granted equals the closing price of our common stock on the grant date. We have granted fixed-price stock options that generally vest in equal quarterly installments usually over a three to five year period. Our option grants have not historically contained performance vesting features.

Because the value of stock option awards increase only if the price of our common stock increases after grant, the time vesting feature of our option grants has been intended as an important feature of each option designed to motivate our executive officers to enhance our stockholders’ value over a long-term period.

Employment Agreements and Severance and Change-in-Control Arrangements

In January 1995, prior to our initial public offering, we entered into an employment agreement with Frank F. Khulusi, our Chairman, President and Chief Executive Officer. Mr. Khulusi’s employment agreement, which was amended in December 2005 and in December 2008, provides for one-year extensions unless it is terminated by us or Mr. Khulusi. Mr. Khulusi’s annual salary pursuant to his employment agreement has been increased periodically and is currently $833,000. Mr. Khulusi is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

Mr. Khulusi’s employment agreement provides that he is entitled to certain severance benefits in the event that his employment is terminated by us without cause or by Mr. Khulusi for good reason or following a change of control as follows:

•             If Mr. Khulusi’s employment is terminated by the Company without cause (which may occur at any time upon 90 days’ advance written notice to Mr. Khulusi), the Company will pay him his salary through the end of the notice period and, in addition, a lump sum amount equal to two times the total salary and bonus compensation paid to him for the twelve months immediately preceding the notice of termination, in each case subject to the December 2008 amendment of Mr. Khulusi’s employment agreement which amended the agreement to clarify that the agreement is intended to comply with Section 409A of the United States Internal Revenue Code and related regulations in all instances and that any payments which would cause non-compliance will be delayed in a manner necessary for compliance;

•             If Mr. Khulusi’s employment is terminated by him for good reason (which may occur upon 30 days’ advance written notice to the Company), including as a result of the Company notifying him of its decision to not renew the employment agreement for an additional period as described above, the Company will pay him a lump sum upon such termination equal to two times the total salary and bonus compensation paid to him for the twelve months immediately preceding the notice of termination; and

•             In the event of a change of control of the Company, upon consummation of the change of control, Mr. Khulusi’s employment agreement will terminate and he will receive a lump sum payment equal to two times the total salary and bonus compensation paid to him for the twelve months immediately preceding the change of control.

If the severance payment payable under his employment agreement in the event of a change of control, either alone or together with other payments he has the right to receive from us, would not be deductible (in whole or in part) by the Company as a result of the payment constituting a “parachute payment” under Section 280G of the Internal Revenue Code, the severance payment under the employment agreement will be reduced to the maximum deductible amount under the Code.

For the purposes of Mr. Khulusi’s employment agreement, a “change of control” of the Company will be deemed to have occurred if:

•             there is consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any reverse merger in which the Company is the continuing or surviving corporation but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger, or (iii) any sale, lease, exchange or other transfer (in one or more related transactions) of all, or substantially all, of the assets of the Company;

•             our stockholders approve a plan or proposal for the liquidation or dissolution of us;

•             any person other than Mr. Khulusi or certain of his relatives or affiliates become the direct or indirect beneficial owners of 20% or more of our common stock (other than as a result of purchases by such person directly from us); or

•             during any 12-month period, individuals who at the beginning of the period constitute our entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

If Mr. Khulusi’s employment is terminated due to death or disability, the terms of his employment agreement require that he (or his beneficiaries, as applicable) be paid his salary through the end of the month in which the termination occurs. If Mr. Khulusi is terminated for cause (which may occur upon 30 days’ advance written notice to Mr. Khulusi), the terms of his employment agreement require that he be paid his salary through the end of the notice period.

Each of Mssrs. LaVerne and Abuyounes is an “at will” employee and was entitled to an annual base salary of $317,500 at December 31, 2012. Each is eligible to participate in our executive bonus plan in the discretion of our Compensation Committee, and may receive discretionary bonuses from time to time in the discretion of our Compensation Committee with the input of our Chief Executive Officer. We have entered into severance agreements with each of Mssrs. LaVerne and Abuyounes, pursuant to which each is entitled to severance pay equal to six months of his annual base salary in the event his employment is terminated without cause within a twelve month period following a change-in-control of our company. The severance payments would be made in equal installments over six months and are contingent upon their execution of a satisfactory severance and release agreement. Each of Mssrs. LaVerne and Abuyounes is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

In June 2004, we entered into an employment agreement with Robert I. Newton, our Executive Vice President, General Counsel and Secretary. Mr. Newton’s employment agreement was amended in February 2005. Pursuant to the terms of our agreement with Mr. Newton, he is an “at will” employee and was entitled to an annual base salary of $317,500 at December 31, 2012. Mr. Newton was eligible to receive an annual bonus of up to $127,000 at December 31, 2012, paid in quarterly installments, as well as additional discretionary bonuses as determined from time to time by the Compensation Committee, and is entitled to severance pay equal to six months of his annual base salary in the event his employment is terminated without cause. The severance payments would be made in equal installments over six months and are contingent upon his execution of a satisfactory severance and release agreement. Mr. Newton is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

In November 2012, we entered into an employment agreement with Oren J. Hartman, our Executive Vice President of Corporate Sales. Pursuant to the terms of our agreement with Mr. Hartman, he is an “at will” employee and is currently entitled to an annual base salary of $317,500. Mr. Hartman was granted a guaranteed bonus of $10,000 for fiscal year 2012, is eligible to participate in our executive bonus plans in the discretion of our Compensation Committee, and may receive discretionary bonuses from time to time in the discretion of our Compensation Committee with the input of our Chief Executive Officer. Mr. Hartman will initially be eligible to receive a targeted bonus of $120,000 for fiscal year 2013, which may be increased or decreased in the event that the Company exceeds or fails to meet its annual financial and performance goals or otherwise in the discretion of the Company. Mr. Hartman’s employment agreement also provides for a $60,000 minimum bonus for 2013, provided his employment continues through the date the company pays executive bonuses for the 2013 fiscal year. In connection with his hiring, Mr. Hartman received a grant of options to purchase 150,000 of our common stock. In the event his employment is terminated without cause, Mr. Hartman is entitled to severance pay equal to six months of his annual base salary plus six months of COBRA payments in the event he makes an applicable COBRA election. The severance payments would be made in equal installments over six months, unless otherwise decided by the Company, and are contingent upon his execution of a satisfactory severance and release agreement. Mr. Hartman is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

In addition to the above discussed agreements, under the terms of our option agreements with our executive officers, upon the occurrence of a change of control of our company, subject to certain limitations, the unvested stock options and restricted stock units for Messrs. Khulusi, LaVerne and Newton will become fully vested and exercisable. The stock options held by Mr.  Hartman provide that, in the event of a change of control, (i) all of the unvested options will become fully vested and exercisable if such options do not remain outstanding following the change of control, or (ii) if the options remain outstanding following the change of control, a portion of the unvested options will vest upon the change of control with the remaining unvested options becoming fully vested and exercisable in the event his employment is terminated by the successor entity without cause or by the executive for “good reason” within 12 months following the change of control.  The stock options held by Mr. Abuyounes provide that, in the event of a change of control, a portion of the unvested options then outstanding will become fully vested and exercisable if the option is not assumed or replaced (by an option or comparable cash incentive) by the successor entity as part of such transaction or, if assumed or replaced, his employment is terminated by the successor entity without cause or by Mr. Abuyounes for “good reason” within twelve (12) months of the change of control.

The employment agreements and severance and change-in-control benefits provided to our executives under these agreements were approved by our Compensation Committee following our negotiations with our executive officers and were determined to be reasonable and necessary in order to hire and retain these individuals. Mr. Khulusi’s agreement was originally executed in 1995 and at that time we established certain change-in-control and severance protections for Mr. Khulusi. We believe that it is important to provide continued professional stability to those executive-level employees who helped build our company and whose leadership is important to our continued success. Further, we believe that the interests of our stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits, including the severance and option acceleration benefits, is designed to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of our stockholders. The severance and change-in-control benefits offered to our executive officers did not affect the Compensation Committee’s determination of the total compensation, or any component of compensation, we provided to our executive officers in 2012.

Copies of each of the above-referenced employment agreements, as well as summaries of our executive bonus plans, are filed as exhibits to our periodic reports filed with the Securities and Exchange Commission.

Perquisites and Other Benefits

We provide our executive officers, including our Chief Executive Officer, with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.  For additional information regarding perquisites we provided to each of our named executive officers please refer to the “Summary Compensation Table” below.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the Chief Executive Officer or any of the other four most highly compensated executive officers. However, certain compensation meeting a tax law definition of “performance-based” is generally exempt from this deduction limit. We do not currently have a policy regarding qualification of cash compensation, such as salary and bonuses, for deductibility under Section 162(m). We have included provisions in our equity incentive plans designed to enable grants of options and stock appreciation rights to executives affected by Section 162(m) to qualify as “performance-based” compensation. In fiscal year 2012, none of our executives were paid compensation subject to Section 162(m) at a level that exceeds the $1.0 million limit. The Compensation Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may from time to time deem it appropriate to approve elements of compensation for certain officers that are not fully deductible.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for fiscal years 2012, 2011 and 2010 awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly compensated executive officers whose total compensation exceeded $100,000. The individuals listed in the following table are sometimes referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(4)	Total ($)

Frank F. Khulusi	2012	$833,000	$—	$318,630	$199,920	$4,250	$1,355,800
Chairman of the Board of Directors, President and CEO	2011	827,212	—	583,770	133,280	4,125	1,548,387
	2010	807,919	—	352,891	419,815	3,962	1,584,587

Brandon H. LaVerne	2012	317,500	22,000	72,416	60,960	3,582	476,458
Chief Financial Officer	2011	308,711	—	132,675	40,640	4,125	486,151
	2010	279,414	30,000	80,203	116,152	2,929	508,698

Robert I. Newton	2012	317,500	127,000	72,416	—	2,186	519,102
Executive Vice President, General Counsel and Secretary	2011	314,480	103,376	132,675	—	2,240	552,771
	2010	304,414	120,500	80,203	—	2,094	507,211

Oren J. Hartman(1)	2012	25,644	10,000	578,685	—	—	614,329
Executive Vice President-Corporate Sales

Simon M. Abuyounes(2)	2012	317,500	41,910	72,416	40,843	2,465	475,134
President-PCM Logistics, LLC

(1)	Mr. Hartman joined our company effective November 27, 2012.
(2)	Mr. Abuyounes was designated by our board of directors as an executive officer of our company effective June 25, 2012.
(3)

Represents the aggregate grant date fair value of options, valued in accordance with FASB ASC 718 (formerly SFAS 123R), awarded to each of the named executive officers for each respective year. For a detailed discussion of the assumptions made in the valuation of stock option awards, please see Notes 2 and 3 of our Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)	Includes company matched 401(k) contributions on behalf of the executive.

Grants of Plan-Based Awards (2012)

The following table sets forth information regarding equity awards granted to our named executive officers during the 2012 fiscal year.

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards (3)
Frank F. Khulusi	08/10/2012	(1)	88,000	$5.55	$318,630
Brandon H. LaVerne	08/10/2012	(1)	20,000	5.55	72,416
Robert I. Newton	08/10/2012	(1)	20,000	5.55	72,416
Oren J. Hartman	12/3/2012	(2)	150,000	5.88	578,685
Simon M. Abuyounes	08/10/2012	(1)	20,000	5.55	72,416

(1)	These options vest quarterly in equal installments over five years, with full vesting on August 10, 2017, and have a term of seven years.
(2)	This option vests quarterly in equal installments over six years, with full vesting on December 3, 2018, and has a term of seven years.
(3)

The grant date fair values of the stock options granted were computed in accordance with ASC 718 (formerly SFAS No. 123R). For a detailed discussion of the assumptions made in the valuation of stock option awards, please see Notes 2 and 3 of our Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End (2012)

The following table sets forth information regarding unexercised options for each of our named executive officers outstanding as of December 31, 2012.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Frank F. Khulusi	10/28/2004	100,000	—		$6.23	10/28/2014
	12/14/2007	90,000	—		10.50	12/14/2017
	07/31/2008	90,000	—		8.92	07/31/2018
	11/07/2008	65,000	—		4.01	11/07/2018
	08/21/2009	89,375	20,625	(1)	7.99	08/21/2019
	02/26/2010	60,500	49,500	(2)	4.66	02/26/2020
	06/10/2011	33,000	77,000	(2)	8.00	06/10/2021
	08/10/2012	4,400	83,600	(2)	5.55	08/10/2019

Brandon H. LaVerne	11/21/2003	7,000	—		5.02	11/21/2013
	05/24/2004	20,000	—		6.36	05/24/2014
	06/29/2005	7,000	—		4.49	06/29/2015
	08/31/2007	15,000	—		12.27	08/31/2017
	07/31/2008	35,000	—		8.92	07/31/2018
	11/07/2008	30,000	—		4.01	11/07/2018
	08/21/2009	20,313	4,687	(1)	7.99	08/21/2019
	02/26/2010	13,750	11,250	(2)	4.66	02/26/2020
	06/10/2011	7,500	17,500	(2)	8.00	06/10/2021
	08/10/2012	1,000	19,000	(2)	5.55	08/10/2019

Robert I. Newton	06/08/2004	50,000	—		6.92	06/08/2014
	06/28/2005	50,000	—		4.41	06/28/2015
	08/31/2007	20,000	—		12.27	08/31/2017
	07/31/2008	20,000	—		8.92	07/31/2018
	11/07/2008	30,000	—		4.01	11/07/2018
	08/21/2009	20,313	4,687	(1)	7.99	08/21/2019
	02/26/2010	13,750	11,250	(2)	4.66	02/26/2020
	06/10/2011	7,500	17,500	(2)	8.00	06/10/2021
	08/10/2012	1,000	19,000	(2)	5.55	08/10/2019

Oren J. Hartman	12/03/2012	—	150,000	(3)	5.88	12/03/2019

Simon M. Abuyounes	11/21/2003	20,000	—		5.02	11/21/2013
	03/23/2005	30,000	—		4.70	03/23/2015
	06/24/2005	50,000	—		4.40	06/24/2015
	08/31/2007	20,000	—		12.27	08/31/2017
	07/31/2008	20,000	—		8.92	07/31/2018
	11/07/2008	30,000	—		4.01	11/07/2018
	08/21/2009	20,313	4,687	(1)	7.99	08/21/2019
	02/26/2010	13,750	11,250	(2)	4.66	02/26/2020
	06/10/2011	7,500	17,500	(2)	8.00	06/10/2021
	08/10/2012	1,000	19,000	(2)	5.55	08/10/2019

(1)	These options vest quarterly in equal installments over four years.
(2)	These options vest quarterly in equal installments over five years.
(3)	These options vest quarterly in equal installments over six years.

Option Exercises and Stock Vested (2012)

None of our named executive officers exercised stock option awards during the fiscal year ended December 31, 2012.

Potential Payments Upon Termination or Change in Control (2012)

Provisions of our employment and change of control arrangements with the named executive officers and our equity incentive plan or individual award agreements thereunder provide for certain payments to our named executive officers at, following or in connection with a termination of their employment or a change of control of PCM. See “Employment Agreements and Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis section above for a discussion of the specific circumstances that would trigger payments under the employment agreements with our named executive officers.

The agreements pursuant to which we granted stock options to Mr. Khulusi, Mr. LaVerne and Mr. Newton provide for full acceleration of vesting of their unvested options in the event of a change of control of our company. The stock options held by Mr. Hartman provide that, in the event of a change of control, (i) all of the unvested options will become fully vested and exercisable if such options do not remain outstanding following the change of control, or (ii) if the options remain outstanding following the change of control, a portion of the unvested options will vest upon the change of control with the remaining unvested options becoming fully vested and exercisable in the event his employment is terminated by the successor entity without cause or by the executive for “good reason” within 12 months following the change of control. The stock options held by Mr. Abuyounes provide that, in the event of a change of control, a portion of the unvested options then outstanding will become fully vested and exercisable if:

•         the option is not assumed or replaced (by an option or comparable cash incentive) by the successor entity as part of such transaction; or

•         the option is assumed or replaced, but such officer’s employment is terminated by the successor entity without cause or by the executive for “good reason” within twelve (12) months of the change of control.

Under our stock incentive plans, a change of control is deemed to occur upon:

•         the direct or indirect acquisition by any person or related group of persons of more than 50% of the total voting power our outstanding stock;

•         a change in the composition of our board over a period of 36 months or less such that a majority of our continuing directors cease to be members of our board;

•         a merger or consolidation in which we are not the surviving entity or in which we survive as an entity but in which more than 50% of the voting power of our outstanding securities are transferred to persons different from those who held such securities immediately prior to such merger; or

•         the sale, transfer or other disposition of all or substantially all of our assets or our liquidation or dissolution.

The table below sets forth the estimated payments that would be made to each of our named executive officers upon voluntary termination, involuntary termination, a change of control, and death or permanent disability. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from PCM. The information set forth in the table assumes, as necessary:

•         The termination and/or the qualified change in control event occurred on December 31, 2012 (the last business day of our last completed fiscal year);

•         The price per share of our common stock on the date of termination is $6.21 (the closing market price of our common stock on the Nasdaq Global Market on December 31, 2012); and

•         With respect to unvested stock options, the options are not assumed or replaced as described above and do not remain outstanding following the change of control.

Name	Voluntary Termination		Death or Permanent Disability		Change of Control		Involuntary Termination
Frank F. Khulusi
Employment Agreement	$1,932,560	(1)(2)	See	(7)	$1,932,560	(2)(3)	$1,932,560	(2)(4)
Acceleration of Unvested Options	—		—		131,901	(8)	—
Total:	$1,932,560		—		$2,064,461		$1,932,560

Brandon H. LaVerne
Employment Agreement	—		—		—		$158,750	(4)(5)
Acceleration of Unvested Options	—		—		$29,978	(8)	—
Total:	—		—		$29,978		$158,750

Robert I. Newton
Employment Agreement	—		—		—		$158,750	(4)(5)
Acceleration of Unvested Options	—		—		$29,978	(8)	—
Total:	—		—		$29,978		$158,750

Oren J. Hartman
Employment Agreement	—		—		—		$169,847	(4)(5)(6)
Acceleration of Unvested Options	—		—		$49,500	(8)	—
Total:	—		—		$49,500		$169,847

Simon M. Abuyounes
Employment Agreement	—		—		—		$158,750	(4)(5)
Acceleration of Unvested Options	—		—		$12,342	(8)	—
Total:	—		—		$12,342		$158,750

(1)

This severance benefit is provided pursuant to Mr. Khulusi’s employment agreement if his employment with us is terminated by Mr. Khulusi for “good reason,” as defined in his employment agreement, including if we choose to not renew the agreement.

(2)	Estimated severance payment is to be made in a single lump sum payment upon the termination or change of control, as applicable, subject to compliance with Section 409A of the Internal Revenue Code.
(3)

Pursuant to the terms of his employment agreement, to the extent the severance payment payable to Mr. Khulusi in the event of a change of control, either alone or together with other payments he has the right to receive from us, would not be deductible (in whole or in part) by us as a result of the payment constituting a “parachute payment” under Section 280G of the Internal Revenue Code, the severance payment will be reduced to the maximum deductible amount under the Code.

(4)

The amount indicated reflects payments upon a termination not for cause. In the event of the individual’s termination for cause, no payment would be payable, except that pursuant to Mr. Khulusi’s employment agreement, if he is terminated for cause (which may occur upon 30 days’ advance written notice), he is to be paid his salary through the end of the notice period.

(5)	Severance payments are to be made in equal installments over a period of six months following the date of termination.
(6)	Includes 6 months of COBRA payments in the event elected by executive.
(7)

Upon executive’s death, we are required to pay to executive’s beneficiaries or estate the compensation to which he is entitled through the end of the month in which death occurs. Upon executive’s disability, which in the sole opinion of the Board, if executive is not able to properly perform his duties for more than 270 days in the aggregate or 180 consecutive days in any twelve month period, then executive’s employment shall terminate on the last day of the month in which the Board determines executive to be disabled and be entitled to executive’s compensation through executive’s last day of employment.

(8)

Represents the value of outstanding stock options as of December 31, 2012 that would vest upon consummation of a change in control. Assumes that the vested options are immediately exercised and the shares received upon exercise are immediately resold at the assumed per share price on the date of termination. The option agreements of Mr. Khulusi, Mr. LaVerne and Mr. Newton provide for the full acceleration of vesting upon a change of control. The stock options held by Mr. Hartman provide that, in the event of a change of control, (i) all of the unvested options will become fully vested and exercisable if such options do not remain outstanding following the change of control, or (ii) if the options remain outstanding following the change of control, a portion of the unvested options will vest upon the change of control with the remaining unvested options becoming fully vested and exercisable in the event his employment is terminated by the successor entity without cause or by the executive for “good reason” within 12 months following the change of control. The stock options held by Mr. Abuyounes provide for partial acceleration of vesting upon a change of control if certain additional conditions occur, as described above. The amounts indicated in the table for Messrs. Hartman and Abuyounes assume that the additional conditions occurred at or following a change of control.

Equity Compensation Plan Information

The following table sets forth information about shares of our common stock that may be issued upon exercise of options and warrants under all of our equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	3,508,486	$6.38	771,765	(1)

(1)	Represents shares available for issuance under our 2012 Equity Incentive Plan as of December 31, 2012.

Compensation Committee Interlocks and Insider Participation

Mr. Reck and Mr. Heeschen served as members of our Compensation Committee during the fiscal year ended December 31, 2012. There are no Compensation Committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers of such companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Those officers, directors and ten percent stockholders are also required by the SEC’s rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received, or representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and ten percent stockholders were complied with.

* * *

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Report of the Audit Committee which follow shall not be deemed to be incorporated by reference into any such filings except to the extent that we specifically incorporate any such information into any such future filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Form 10-K for the year ended December 31, 2012 and our Proxy Statement for the 2013 Annual Meeting of Stockholders.

The Compensation Committee

Ronald B. Reck, Chair

Paul C. Heeschen

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors:

The Audit Committee of the Board of Directors of PCM, Inc. is currently composed of three independent directors and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are Thomas A. Maloof (Chair), Ronald B. Reck and Paul C. Heeschen.

We have reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the Company’s audited financial statements as of and for the fiscal year ended December 31, 2012.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and have discussed with PricewaterhouseCoopers LLP their independence.

We have also considered whether the provision of services by PricewaterhouseCoopers LLP, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which the Company filed with the SEC on March 18, 2013.

Audit Committee

Thomas A. Maloof, Chair

Ronald B. Reck

Paul C. Heeschen

***

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

As required by the rules of the Nasdaq Stock Market and pursuant to our Audit Committee Charter, we conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Audit Committee or another independent body of the board. For purposes of this review, “related party transactions” include all transactions that are required to be disclosed pursuant to SEC regulations. As a part of this process, our general counsel reviews and monitors the terms and conditions of all related party transactions and informs the Audit Committee of any proposed transaction that is deemed a related party transaction. In cases in which a proposed transaction has been identified as a related party transaction, management presents information regarding the proposed related party transaction to the Audit Committee or another body of independent directors for consideration and approval. In considering related party transactions, the Audit Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to our company as we would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our current directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation, as well as certain procedural protections. We have also entered into transactions with certain of our directors and officers, as described under the section “Executive Compensation.”

Sam U. Khulusi, the brother of Frank F. Khulusi, was employed as a Senior Vice President of PCM Logistics, LLC, a wholly-owned subsidiary of PCM, in fiscal years 2011 and 2012. In fiscal years 2011 and 2012, Sam U. Khulusi earned compensation in the amount of $220,000 each year and he did not earn any bonus during 2011 and 2012. Sam U. Khulusi was granted options to purchase 4,000 shares of our common stock on June 10, 2011 at an exercise price of $8.00, vesting quarterly over a five year period from the grant date. Sam U. Khulusi is eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

Simon M. Abuyounes, the brother-in-law of Frank F. Khulusi, was employed as the President of PCM Logistics, LLC in fiscal years 2011 and 2012. Compensation paid to Mr. Abuyounes in fiscal year 2012 and our agreements with respect to his severance arrangements with our company are described under the section “Executive Compensation.” In fiscal year 2011, Mr. Abuyounes earned the following compensation: salary of $315,266, bonus of $40,640 and company matched 401(k) contribution of $2,361.  In fiscal year 2011, Mr. Abuyounes was granted options to purchase 25,000 shares of our common stock on June 10, 2011 at an exercise price of $8.00. The options vest quarterly over a five year period from the grant date. Mr. Abuyounes is also eligible to participate in our employee benefit plans that are generally available to similarly situated employees.

We believe that each of the transactions and agreements described above contain comparable terms to those we could have obtained from unaffiliated third parties.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking stockholders to cast an advisory (non-binding) vote on the following resolution at the annual meeting:

RESOLVED, that, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this proxy statement for the annual meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views about the compensation of our named executive officers, as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program. Before stockholders vote on this proposal, they should review the Compensation Discussion and Analysis in this proxy statement and the tabular and narrative disclosure that follows it.

We are committed to responsible compensation practices and structures. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the primary goal of our named executive officer compensation program is the same as our goal for operating our company — to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our named executive officers to motivate and reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers.

Stockholders may vote “for” or “against” the resolution or abstain from voting on the resolution.  The result of the Say on Pay vote will not be binding on the Company, the Compensation Committee or the Board.  However, the Board and the Compensation Committee will review the results of the vote and will consider the affirmative vote of the holders of a majority of our common stock, having voting power present at the annual meeting in person or by proxy and entitled to vote on the proposal, to be approval by stockholders of the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of Proposal Three, but abstentions will have the same effect as a vote against Proposal Three. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

For these reasons, the Board of Directors recommends a vote “FOR” the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this proxy statement for the annual meeting.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are also asking you to cast, on an advisory (non-binding) basis, a vote on whether the stockholder vote on the compensation of our named executive officers should occur every year, every two years or every three years. You will also have the choice to abstain from voting on this proposal.

After carefully considering each of the frequency options, our Board of Directors has determined that conducting an advisory vote on the compensation of our named executive officers every three years is the most appropriate policy for the Company at this time, and therefore recommends that stockholders vote for future advisory votes on executive compensation to occur every three years. The Board’s recommendation is based on a number of considerations, including the following:

•                  as discussed in the Compensation Discussion and Analysis section of this proxy statement, a significant component of the compensation for our executives is in the form of awards that have a vesting period of more than three years, which encourages our named executive officers to work toward the long-term success of the Company to drive stockholder value;

•                  a three-year advisory vote cycle affords the Board of Directors and the Compensation Committee sufficient time to understand concerns raised through the advisory vote on executive compensation or otherwise and to deliberate on and implement appropriate responses;

•                  a three-year advisory vote cycle will provide our stockholders sufficient time to see and evaluate the effectiveness of the short- and long-term components of our compensation program, including any changes in response to any concerns raised by stockholders; and

•                  requiring a vote on a more frequent basis could encourage a short-term view on our compensation and may not provide a meaningful period of time against which to evaluate our compensation program relative to our long-term performance and goals, and to determine whether our compensation program for named executive officers is achieving its objectives.

Stockholders who have concerns about executive compensation during the interval between votes are welcome to bring their specific concerns to the attention of the Board of Directors at any time. Please refer to “Communications with Directors” in this proxy statement for information about communicating with the Board of Directors.

The accompanying proxy card allows stockholders to vote for the advisory vote on executive compensation to occur every year, every two years or every three years, or to abstain from voting on this matter. While this vote is not binding on the Board of Directors or the Company, the Board of Directors will consider the outcome of the vote when deciding the frequency of future advisory votes on executive compensation.

The frequency of the advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every 2 years or every 3 years) will be considered the frequency recommended by stockholders. Broker non-votes and abstentions will have no effect on the outcome of Proposal Four.

Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors. Stockholders may choose among the four choices (“1 YEAR,” “2 YEARS,” “3 YEARS” OR “ABSTAIN”) set forth above.

The Board of Directors recommends that you vote for every “3 YEARS” as the frequency of the advisory vote on executive compensation.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. This will be the first year of appointment for Deloitte & Touche LLP to audit our financial statements. A proposal to ratify the appointment for the current year will be presented at the annual meeting. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

In 2012, PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm. We do not expect that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting. We incurred the following fees to PwC during the 2011 and 2012 fiscal years:

Audit Fees

The aggregate fees PwC billed us in each of the last two fiscal years for professional services it rendered to us for the audit of our annual financial statements included in our annual reports on Form 10-K and review of our financial statements included in our quarterly reports on Form 10-Q, as well as for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements for those years, was $1,139,550 in 2012 and $1,103,000 in 2011. The audit fees for 2012 and 2011 include services rendered and billed relating to the audit of our internal control over financial reporting and the related attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

There were no fees in fiscal 2012 or 2011 relating to assurance or related services regarding the performance of PwC’s audit or review of our financial statements, other than those reported above under the caption “Audit Fees.”

Tax Fees

The aggregate fees PwC billed us in fiscal years 2012 and 2011 for professional services rendered for tax compliance, tax advice or tax planning was $91,198 and $129,487, respectively.

All Other Fees

PwC did not provide us, or bill us for, any products or services in the last two fiscal years, other than the services performed in connection with the fees reported under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

Change in Independent Registered Public Accounting Firm

Effective April 7, 2013, our Audit Committee approved, and the Company effected, the dismissal of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The reports of PwC on our consolidated financial statements for the fiscal years ended December 31, 2011 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2011 and 2012, and through April 7, 2013, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused such firm to make reference thereto in its reports on our consolidated financial statements for such years; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided PwC with a copy of the disclosures made in a Current Report on Form 8-K prior to the date that such report was filed with the SEC. We requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements we made in the Form 8-K. A copy of the letter from PwC confirming its agreement with our disclosures made in the Form 8-K was filed as an exhibit to the Form 8-K.

Effective April 9, 2013, our Audit Committee approved the appointment of Deloitte & Touche LLP as our new independent registered public accounting firm to perform independent audit services for the fiscal year ending December 31, 2013. During the fiscal years ended December 31, 2011 and 2012, and through April 9, 2013, neither we, nor anyone on our behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided to us by Deloitte that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304(a)(1) of Regulation S-K).

Audit Committee Pre-Approval Policy

The audit committee of our board of directors has adopted a policy requiring that all services provided to us by our approved independent registered accounting firm be pre-approved by the audit committee. The policy pre-approves specific types of services that the independent registered accounting firm may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by our audit committee prior to any engagement with respect to that type of service. Our audit committee reviews the pre-approval policy and establishes fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, our audit committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent registered accounting firm, provided that any pre-approval decisions must be reported to our audit committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent registered accounting firm must submit a joint request to the audit committee, or its authorized delegate, describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

Board Recommendation and Stockholder Vote Required

Ratification of the selection requires the affirmative vote by a majority of the shares of common stock represented at the annual meeting. Broker non-votes will have no effect on the outcome of Proposal Four, but abstentions will have the same effect as a vote against Proposal Four. If the appointment is not ratified by the stockholders, the Audit Committee is not obligated to appoint another independent registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote. The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our next annual meeting of stockholders must be received by us (Attention: General Counsel and Secretary, at our principal offices), no later than February 25, 2014, for inclusion in our proxy statement and form of proxy for that meeting.

In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our proxy statement) to be considered “timely” within the meaning of Rule 14a-4 under the Exchange Act, and pursuant to our bylaws, notice of any such stockholder proposals, except those proposals relating to nominations of persons to the Board of Directors, must be given to us in writing not less than 45 days nor more than 75 days prior to the date on which we first mailed our proxy materials for the 2013 meeting, which is set forth on page 1 of this proxy statement (or the date on which we mail our proxy materials for the 2014 annual meeting if the date of that meeting is changed more than 30 days from the prior year). In the event that such stockholder proposals relate to nominations of persons to the Board of Directors, notice of such stockholder proposals must be given to us in writing not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of meeting is given or made to stockholders, then, notice by the stockholder to be considered timely must be so received by us not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

A stockholder’s notice to us must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and recent address of the stockholder proposing such business, (c) the class and number of shares of our stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. With respect to proposals by stockholders for director nominations, our bylaws require, in addition to items (b) and (c), with respect to each person whom the stockholder proposes to nominate, the (i) name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as our director.

OTHER MATTERS

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the meeting in accordance with the directions given. If you sign and return a proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board in favor of each of the nominees and the matters to be considered.

The Board of Directors does not intend to bring any matters before the meeting other than as stated in this proxy statement and is not aware that any other matters will be presented for action at the meeting. Should any other matters be properly presented, the person named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC will be provided to stockholders without charge upon written request to Brandon H. LaVerne, Chief Financial Officer, PCM, Inc., 1940 E. Mariposa Avenue, El Segundo, California 90245.

By Order of the Board of Directors,

/s/ Frank F. Khulusi
Frank F. Khulusi
Chairman of the Board, President and
Chief Executive Officer

June 25, 2013

El Segundo, California

PCM, INC.

ANNUAL MEETING OF STOCKHOLDERS

July 25, 2013

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Frank F. Khulusi and Brandon H. LaVerne, and each of them, with full power of substitution as proxies and agents (the “Proxy Agents”) in the name of the undersigned, to attend the Annual Meeting of Stockholders of PCM, Inc., a Delaware corporation (“Company”), to be held at the Company’s headquarters, located at 1940 E. Mariposa Avenue, El Segundo, California 90245 on Thursday, July 25, 2013 at 10:30 a.m. local time, or any adjournment or postponement thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.	Election of Directors.

	☐ FOR all nominees listed below (except as marked to the contrary).		☐ WITHHOLD AUTHORITY to vote for all nominees listed below.
(To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

		Frank F. Khulusi	Thomas A. Maloof
		Ronald B. Reck	Paul C. Heeschen

2.	Stockholder advisory vote regarding the compensation of the Company’s named executive officers.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Stockholder advisory vote regarding the frequency for future stockholder advisory votes on the compensation of the Company’s named executive officers.

	☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

4.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	In their discretion, the Proxy Agents are authorized to vote on such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on July 25, 2013:

The Company’s Annual Report for the fiscal year ended December 31, 2012 and the Proxy Statement for the Annual Meeting are available on our website at investor.pcm.com/proxy.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE, IN FAVOR OF PROPOSALS 2 AND 4, AND FOR “3 YEARS” FOR PROPOSAL 3.

PLEASE DATE AND SIGN the enclosed proxy exactly as the name(s) appears herein and return promptly in the accompanying envelope.  If the shares are held by joint tenants or as community property, both stockholders should sign.

Receipt of Notice of Annual Meeting of Stockholders, Annual Report for the year ended December 31, 2012 and Proxy Statement dated June 25, 2013, is hereby acknowledged by the undersigned.

Dated:                              , 2013

Signature

Name, typed or printed

Dated: , 2013

Signature

Name, typed or printed